Exhibit 3.1

THIRD AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHARPLINK GAMING, INC.

SharpLink Gaming, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is SharpLink Gaming, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation, as amended, as follows:

That Section 4.1 of Article FOUR of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall be deleted and the following paragraph shall be inserted in lieu thereof:

“4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 2,515,000,000 shares. 2,500,000,000 shares are designated as Common Stock, each having a par value of $0.0001, and 15,000,000 shares are designated as Preferred Stock, each having a par value of $0.0001.”

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation entitled to vote thereon for their approval at a meeting thereof, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of September 25, 2025 at 4:15 p.m. Eastern Time.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of this 25th day of September, 2025.

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Co-Chief Executive Officer